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APPENDIX I

CODE OF ETHICS

A.	INTRODUCTION

High ethical standards are essential for the success of Moab and to maintain the confidence of its clients. Moab is of the view that the long-term business interests are best served by adherence to the principle that the Advisory Clients’ interests come first. Moab has a fiduciary duty to the Advisory Clients it manages, which requires individuals associated with Moab to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Moab’s fiduciary obligations to the Advisory Clients and Moab’s desire to maintain its high ethical standards, Moab has adopted this Code of Ethics (the “Code”) containing provisions designed to seek to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Moab or securities holdings of the Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients. In addition, it should be noted that the Code requires all Access Persons of Moab to comply with applicable Federal Securities Laws. If there are any questions as to what Federal Securities Laws are applicable to Moab, please see the Chief Compliance Officer. Failure to adhere to Federal Securities Laws, state securities laws and other applicable regulations could expose an Access Person to sanctions imposed by Moab, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension/termination of employment or criminal and civil penalties.

Moab’s goal is to allow its Access Persons to engage in certain personal securities transactions while protecting the Advisory Clients, Moab and its Access Persons. It should be noted that Access Persons are only allowed to transact in certain limited types of securities transactions. In addition, Access Persons are required to obtain pre-clearance prior to engaging in transactions relating to Reportable Securities. By implementing these restrictions, Moab believes that its Advisory Clients, Moab and its Access Persons are preventing the appearance of actual or potential conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment for all Access Persons of Moab. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer, who may consult with and rely upon the advice of Moab’s outside legal counsel, or his designee, who is charged with the administration of this Code, has general compliance responsibility for Moab, and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel.

B.	APPLICABILITY OF CODE OF ETHICS

(1)
Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons where Reportable Securities (as defined herein) are held and includes any account in which an Access Person has any direct or indirect beneficial ownership. A Personal Account also includes an account maintained by or for:

(a)	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

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(b)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(c)
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(d)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(e)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon  receipt  of  this  Manual,  each  Access  Person  will  be  required  to  provide  a comprehensive list of all Personal Accounts to Moab’s Chief Compliance Officer.

(2)
Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(3)
Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(4)
Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code unless the Solicitor/consultant, as part of his or her duties on behalf of Moab, (i) makes or participates in the making of investment recommendations for the Advisory Clients, or

(ii) obtains information on recommended investments for the Advisory Clients.

(5)	Client Accounts. A client account includes any account managed by Moab which is not a Personal Account.

C.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

(1)
General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code.

It should be noted that Access Persons are strictly prohibited from trading in the issuers that are included on the Restricted List and generally prohibited from trading in any securities the Advisory Clients currently hold.  Please see Sections C.(2)-C.(6) below for additional guidance. Issuers on the Restricted List include the issuers of securities that Moab has come into contact with material non-public information. The Restricted List will be available to all Access Persons and should be reviewed by Access Persons prior to submitting the applicable pre-clearance request. To the extent that an Access Person owns a security of an issuer prior to that issuer being added to the Restricted List, the Access Person may not conduct transactions in such security until the issuer is no longer on the Restricted List. In the event that an Access Person owns a security prior to employment at Moab or the implementation  of  this  policy  (a  “Legacy  Position”),  and  such  security  is  held  by  an Advisory Client, the Access Person will not be allowed to transact in the security except pursuant to the pre-clearance provisions detailed in Section C.(6) below.

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(2)
Restricted Securities. Access Persons are RESTRICTED from purchasing the following types of securities: common and preferred equity securities, distressed debt securities, bank debt, swaps and options.

(3)
Permissible Securities. It should be noted that Access Persons will generally ONLY be permitted to execute transactions (certain of which require the prior written approval of the Chief Compliance Officer as detailed in Section C.(6) below) in the following types of securities (collectively, the “Permissible Securities”):

•	Direct obligations of the Government of the United States

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by registered open-end funds (i.e., mutual funds);

•	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds;

•	Shares issued by exchange traded funds (ETFs);

•	Legacy positions (as described below);

•	Direct or indirect purchase or sale of beneficial ownership in a security in a limited offering (i.e., hedge funds (which includes interests/shares in the Funds), private equity funds).

Access Persons are required to hold ETFs for at least fifteen (15) days (“ETF Holding Period”). Exceptions to the ETF Holding Period may be made, in the CCO’s discretion, through a request for pre-clearance approval. A Sample Pre-Clearance Form is attached as Form 1.

(4)
Legacy Positions. Any securities that are NOT Permissible Securities and that are held by an Access Person prior to employment at Moab or the implementation of this policy may continue to be held, but Access Persons may not add to the position (except in the case of established dividend reinvestment programs). These pre-existing security positions are “Legacy Positions” and require pre-clearance in the event of a sale of such positions.

(5)	Pre-clearance of Transactions in Personal Account. All Access Persons must obtain the prior written approval of the Chief Compliance Officer before engaging in the following transactions:

•	Legacy Positions;

•	Shares issued by exchange traded funds (ETFs);

•	Shares issued by registered open-end funds (i.e. mutual funds) IF such funds are managed by Moab or whose adviser or principal underwriter controls Moab, or is under common control with Moab;

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•
Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds IF advised by Moab or an affiliate and such fund’s advisor or principal underwriter is controlled or under common control with Moab;

•	Direct or indirect purchase or sale of beneficial ownership in a security in a limited offering (i.e., hedge funds (which includes interests/shares in the Funds), private equity funds); and

•	Direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering (as required under Rule 204A-1 of the Advisers Act).

A request for pre-clearance must be made by submitting a completed Pre-Clearance Form to the Chief Compliance Officer in advance of the contemplated transaction. A Sample Pre- Clearance Form is attached as Form 1. The Chief Compliance Officer will consult with Michael Rothenberg in deciding whether to approve the pre-clearance request. All approved trades must be executed no later than 5:00 PM EST on the business day immediately following the date preclearance is granted, subject to waiver by the Chief Compliance Officer in his sole discretion.

D.	Reporting Requirements

All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section E below) the following reports:

(1)
List of Personal Accounts - Access Persons are required to provide the Chief Compliance Officer with a list of Personal Accounts when submitting their Initial Holdings Report. For each Personal Account, the Access Person must disclose the following information:

(a)	Brokerage account name (and each bank account used which is substantially the same as a brokerage account);

(b)	Account number; and

(c)	Name of each firm through which securities transactions are directed with respect to all accounts in which the Access Person may have Beneficial Ownership.

Access Persons should use the form provided in Form 2 to disclose such information.

(2)
Initial Holdings Reports - Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person (typically within 10 days of employment) that meets the following requirements:

(a)
Must disclose all of the Access Person’s current holdings in Reportable Securities (including any holdings in limited offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.)) with the following content for each Reportable Security (as defined below) in which the Access Person has any direct or indirect Beneficial Ownership:

▪	title and type of reportable security;
▪	ticker symbol or CUSIP number (as applicable);
▪	number of shares;
▪	principal amount of each reportable security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

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(c)
Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission and should be submitted alongside an Access Person’s Q1 Quarterly Transaction Report.

(d)	The date upon which the report was submitted.

Access Persons should use the form of Initial Holdings Report contained in Form 2 to this Code of Ethics.

(3)
Annual Holdings Reports - Subject to the applicable provisions of Section E below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31 of each year. From a content perspective, such Annual Holdings Reports must comply with the requirements of Initial Holdings Reports contained in (2) above. In particular, it should be noted that Access Persons will need to provide their current holdings in any limited offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.) as part of their Annual Holdings Report. Access Persons should use the form of Annual Holdings Report contained in Form 3 to this Code.

(4)
Quarterly Transaction Reports - Subject to the applicable provisions of Section E below, Access Persons must also provide Quarterly Transaction Reports for each transaction in a Reportable Security (as defined below) that the Access Person has any direct or indirect Beneficial Ownership. In particular, it should be noted that Access Persons will need to report any transactions in limited offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.) that occurred during the relevant quarter. Such Quarterly Transaction Reports must meet the following requirements:

(a)	Content Requirements – Quarterly Transaction Report must include the following information about each transaction involving a Reportable Security:

o	date of transaction;
o	title of Reportable Security;
o	ticker symbol or CUSIP number of Reportable Security (as applicable);
o	interest rate and maturity rate (if applicable);
o	number of shares (if applicable);
o	principal amount of Reportable Security (if applicable);
o	nature of transaction (i.e., purchase or sale);
o	price of Reportable Security at which the transaction was effected;
o	the name of broker, dealer or bank through which the transaction was effected; and
o	date upon which the Access Person submitted the report.

(b)	Timing Requirements – Subject to Section E below, Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

Access Persons should use the form of Quarterly Transaction Report provided in Form 4 to this Code, subject to the applicable provisions of Section E below.

(5)	Definition of Reportable Security – For purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in

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Section 202(a)(18) of the Investment Company Act1, EXCEPT that it does NOT include:

(a)	Direct obligations of the Government of the United States;

(b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c)	Shares issued by money market funds;

(d)
Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; provided that such funds are NOT registered funds managed by Moab or registered funds whose adviser or principal underwriter controls Moab, or is under common control with Moab (such funds, the “Reportable Funds”);

(e)
Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Moab or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with Moab.

A “Reportable Security” includes shares that are issued by registered open-end funds which include, but are not limited to, (i) exchange-traded funds and (ii) the Reportable Funds.

E.	Exceptions from Reporting Requirements/Alternative to Quarterly Transaction Reports

This Section sets forth exceptions from the reporting requirements of Section D of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section E. Accordingly, the following transactions will be exempt only from the reporting requirements of Section D:

(a)
No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

(b)
Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan, e.g., dividend reinvestment plans (although holdings need to be included on Initial and Annual Holdings Reports);

(c)
Quarterly Transaction Reports are not required to be submitted with respect to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities (although holdings need to be included on Initial and Annual Holdings Reports);

______________________
1 Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a  security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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(d)
Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements (whether in hard copy or electronic) that an Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

(i)	Access Persons that would like to avail themselves of this exemption should:

(1)	Ensure that the content of such broker confirms or account statements meet the content required for Quarterly Transaction Review Reports set forth in Section D above;

(2)	Inform the Chief Compliance Officer that you would like to avail yourself of this reporting option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

▪	name of institution;
▪	address of institution;
▪	name of contact at institution;
▪	identification numbers for Personal Accounts held at institution; and
▪	name of Personal Accounts held at institution.

(3)	The Access Person or the Chief Compliance Officer will then send the form of letter attached to the Code as Form 5 to the institution in question.

F.	Protection of Material Non-Public Information About Securities/Investment Recommendations

In addition to other provisions of the Code and the Manual (including the Insider Trading Procedures herein), Access Persons should note that Moab has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Advisory Clients. As such, Access Persons generally should not share such information outside of Moab. Notwithstanding the foregoing, Access Persons and Moab may provide such information to persons or entities providing services to Moab or the Advisory Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Moab, please see the Chief Compliance Officer, who may consult with and rely upon the advice of Moab’s outside legal counsel as needed.

G.	Oversight of Code of Ethics

(1)
Acknowledgement/Reporting. All Access Persons are required to sign and acknowledge their familiarity with the provisions of this Code (and related Insider Trading Policy) by signing the form of acknowledgment attached as Appendix A on an annual basis.   In addition, any situation that may involve a conflict of interest or other possible violation of this Code must be promptly reported to the Chief Compliance Officer who must report it to the senior management of Moab.

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(2)
Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts are reviewed on a regular basis and compared to transactions entered into by Advisory Clients. Any transactions that are believed to be a violation of this Code will be reported promptly to the Chief Compliance Officer who must report them to executive management of Moab.

(3)
Sanctions. Senior management of Moab, at their discretion, will consider reports made pursuant to the above requirements and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with Moab, or criminal or civil penalties.

H.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

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FORM 1: PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Complete the following form as applicable, and provide an executed copy to the Chief Compliance Officer.

Employee Submitting the Request:  _______________________________________________

Name of Investment/Issuer/Company: _____________________________ Ticker Symbol (if applicable): _____________________________________

Type of Security:	Debt (indicate issue) ______

Derivative (indicate type) ______

Private/Restricted indicate type) ______

ETF ______

Muni Bond ______ Currency _______ Other _____

Type of Transaction:	☐ Purchase
☐ Sale
☐ Other: _________________________________

Please  provide any information that you believe may be relevant to a conflict of interest analysis in regards to this pre-clearance request
(if any):

Trade Date:	_______________

Quantity of Shares:	_______________

Price per Share:	_______________

Total Price:	_______________

Broker:	_______________

By signing this form, I represent that all information is accurate and my trading in this investment is not based on any material non-public information. I understand that approved trades must be executed no later than 5:00 PM EST on the business day immediately following the date of the Chief Compliance Officer’s signature (subject to waiver by the Chief Compliance Officer in his sole discretion).

___________________________________________________
Employee Signature:
Date:

Disposition of Pre-Clearance Request
☐ Request Approved         ☐ Request Denied

___________________________________________________
Signature:
Chief Compliance Officer
Date:

Form 1-1

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FORM 2: INITIAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person: ___________________________________________

Date of Submission of Report:  ______________________________________

In connection with my new status as an Access Person at Moab, the following sets forth (i) all of my Personal Accounts (as defined in the Code of Ethics) and (ii) all of my holdings in Reportable Securities (as defined in the Code of Ethics) that are held in my Personal Accounts.

SECTION 1: DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

☐	I do not maintain any Personal Accounts.

(continued on next page)

Form 2-1

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SECTION 2: DISCLOSURE OF REPORTABLE SECURITIES

The following sets forth all of my holdings in Reportable Securities.

Title and Type of Security	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities, e.g., Stocks)	Principal Amount (for Debt Securities, e.g., Bonds)	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

☐ No holdings in Reportable Securities (as defined in Moab’s Code of Ethics) OR

☐	Attached to this Initial Holdings Report are most-recent statements for each Personal Account that holds Reportable Securities.

The undersigned Access Person certifies that all information contained in this report is true and correct as of __________________, 200_ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person   ___________________________

Signature of Access Person _________________________

Date  __________________________________________
______________________________________
Signature
Chief Compliance Officer
Date:

Form 2-2